Exhibit 10.9

ROOMSTORE, INC

SEVERANCE PLAN FOR EXECUTIVE EMPLOYEES

PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

RoomStore, Inc (“RoomStore”) hereby adopts this Severance Plan for Executive Employees (the “Plan”) to describe the circumstances under which certain executive employees may receive salary continuation benefits in the event their employment with the Company is involuntarily terminated. The term “Company” means RoomStore, and any wholly owned U.S. subsidiaries of RoomStore. The purpose of the Plan is to assist eligible executive employees during periods of possible unemployment due to unforeseen business events.

I.	Eligible Employees. The following employees shall be eligible to participate in the Plan:

A.	Active employees of RoomStore who hold the title of Vice President or higher, and who do not have an employment agreement with the Company,

B.	Active employees of RoomStore who hold the title of Director or Assistant Vice President, and who are officers of the Company, and who do not have an employment agreement with the Company.

C.	Such other active executive employees of the Company as the Plan Administrator may, in its sole discretion, designate as eligible to participate in the Plan.

II.	Benefit Entitlement. If an eligible employee’s employment with the Company is involuntarily terminated in connection with a “business event,” as defined herein, the eligible employee may be eligible to receive a salary continuation benefit under the Plan, subject to the other terms and conditions described below. A “business event” is the closing of a store, distribution center, service center, office or other facility; a reduction in force or downsizing of a business unit or department; a restructuring or reorganization of staffing requirements; or such other event as the Plan Administrator, in its sole discretion, determines to be a “business event.”

A.	Termination for Cause. If an eligible employee’s employment with the Company is terminated for cause, then such employee’s termination will not be considered an involuntary termination, and the employee will not be eligible to receive any benefits under this Plan.

B.	Death, Disability, Retirement or Voluntary Termination. If an eligible employee’s employment with the Company terminates by reason of death, disability, retirement or voluntary termination for any reason, then such employee’s termination will not be considered an involuntary termination and the employee (or employee’s estate) will not be eligible to receive a benefit under the Plan.

C.

Continued Employment. If an eligible employee’s employment with the Company terminates as a result of a sale of stock or assets of the Company, merger, consolidation, or other transaction involving the Company, then the employee will not be eligible to receive a salary continuation benefit under the Plan if the employee continues employment, or is offered substantially similar

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employment at a similar level of compensation, with the purchaser, acquirer or related entity, and the location of such employment is within a reasonable distance of the employee’s current place of employment (generally no more than 35 miles). If the employee accepts the offer of employment and is later terminated within 2 years of the business event, then the employee shall be entitled to the full severance benefit as provided under the Plan.

III.	Conditions for Receipt of Benefit.

A.	Release of Claims. Each eligible employee will be required to sign a release of all employment-related claims in order to receive a benefit under the Plan. Benefits will not be payable under this Plan to any eligible employee who fails to sign the release.

B.	Completion of Duties. Each eligible employee will be required to remain employed through any termination date specified by the Company and will be required to fully comply with any changes in job responsibilities, work schedules and any other specific terms and conditions which may be required by the Company in anticipation of or in connection with a business event. Benefits will not be payable under this Plan to any eligible employee who fails to comply with such requirements.

C.	Subsequent Employment. Eligible employees who receive benefits under the Plan will be deemed to agree, as a condition of receiving benefits, that if, within twenty-six (26) weeks following their termination of employment, they are rehired by the Company, then they will repay to the Company all benefits that they have received under the Plan. The Company may, in its discretion, require as a condition of benefit entitlement written acknowledgment and/or specific agreement to the terms of this provision by eligible employees.

IV.	Benefit Amounts.

A.	Salary Continuation Benefits. Eligible employees who qualify to receive salary continuation benefits under the terms of the Plan (“Participants”) will receive salary continuation benefits as set forth below. Such benefits will be paid in a single lump sum as soon as administratively practicable following the Participant’s termination of employment with the Company, but no later than 30 days after employment termination. Salary continuation benefits will be subject to regular income and employment tax withholding. As used in this Section IV, the term “salary” shall mean the Participant’s base salary, and does not include bonuses, car allowances, or any other additional forms of compensation. A “year of service” for purposes of this Section IV shall mean a twelve-month continuous period of employment with the Company (to include the former parent company Heilig-Meyers, but shall not include any period of service with a subsidiary of RoomStore prior to the time that such subsidiary became a subsidiary of RoomStore, or any period of service prior to the date on which the employee became employed by the Company.

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1.	Assistant Vice President and Director Benefit. Participants who hold the title of Director or Assistant Vice President, and who are officers of RoomStore, will receive a salary continuation benefit equal to four months of salary if they have completed less than 15 years of service with the Company, or six months of salary if they have completed 15 or more years of service with the Company.

2.	Vice President Benefit. Participants who hold the title of Vice President will receive a salary continuation benefit equal to six months of salary if they have completed less than 15 years of service with the Company, or one year of salary if they have completed 15 or more years of service with the Company.

3.	Senior Vice President Benefit. Participants who hold the title of Senior Vice President (or a more senior title) of RoomStore will receive a salary continuation benefit equal to one year of salary if they have completed less than 15 years of service with the Company, or two years of salary if they have completed 15 or more years of service with the Company.

4.	Other Participant Benefit. Participants other than those described above will receive a salary continuation benefit in an amount determined by the Plan Administrator in its sole discretion.

B.	Employee Benefit Plans. Except as otherwise required by applicable law or the terms of any Company employee benefit plan, Participants will not be eligible to continue to participate in any employee benefit plans sponsored by the Company following their termination of employment.

C.	Integration with WARN Act. Notwithstanding any of the above, benefits payable under the Plan will be reduced by any amounts required to be paid to a Participant pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”), without regard to whether the Participant asserts such rights. The Plan is not intended to duplicate payments already required by WARN.

V.	Administration.

A.	Plan Administrator and Named Fiduciary. RoomStore will be the Plan Administrator and the named fiduciary of the Plan. RoomStore may delegate its powers and responsibilities for administration of the Plan to one or more persons or to a committee. The Plan Administrator may adopt such rules and regulations and may make such decisions, as it deems necessary or desirable for the proper administration of the Plan. Benefit claims and questions regarding the administration of the Plan should be addressed to RoomStore, Inc., 12501 Patterson Avenue, Richmond, Virginia, 23238, Attn: Senior VP – Human Resources or by calling 1-866-287-3202 ext. 7645. Final determination of all benefits will be made in accordance with the written terms of the Plan.

The Plan Administrator shall have the express discretionary authority to determine eligibility for benefits and the amount of benefits, to decide factual and other questions relating to the Plan, and to interpret the terms of the Plan.

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Determinations and interpretations by the Plan Administrator, including without limitation decisions relating to eligibility for, entitlement to, and payment of benefits, will be conclusive and binding for all purposes. When making any determination or calculation, the Plan Administrator will be entitled to rely upon the accuracy and completeness of information furnished by the Company’s employees and agents.

B.	Claims Procedures. All claims for benefits should be submitted to RoomStore, Inc, 12501 Patterson Avenue, Richmond, Virginia, 23238, Attn: Senior VP – Human Resources. If a claim is denied, then the eligible employee will receive within 90 days a written notice explaining the denial. Eligible employees have the right to file a written request for a review of the denial with the Plan Administrator within 90 days after receiving written notice of the denial. The Plan Administrator will conduct a full and fair review of the claim for benefits and will deliver to the eligible employee a written decision within 60 days after receipt of the request for review, except that, if there are special circumstances requiring an extension of time for processing, the 60-day period may be extended for an additional 60 days.

C.	Amendment and Termination; Administrative Status. The Company has the right to amend, modify or terminate the Plan at any time. The Plan is a severance plan and therefore a welfare benefit plan, rather than a pension or retirement plan, Benefits payable under the Plan are not contingent, directly or indirectly, on an eligible employee’s retirement. Eligible employees have no vested right to benefits under the Plan.

VI.	Miscellaneous.

A.	Binding on Successors and Assigns. The provisions of this Plan will be binding on the Company and its successors and assigns.

B.	Severability. In the event that any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan will not be affected thereby.

C.	No Employment Contract. Nothing contained in this Plan will be construed to be an employment contract between any employee and the Company.

VII.	ERISA Rights. Employees eligible or who may become eligible to receive a benefit under the Plan (“eligible employees”) are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all eligible employees shall be entitled to the following:

A.	Eligible employees may examine, without charge, at the Plan Administrator’s office or its Human Resources Department, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor. These documents are available during regular business hours.

B.	Eligible employees may obtain, upon written request to the Plan Administrator, copies of all documents governing the operation of the Plan, and copies of the latest annual report (Form 5500 Series) and an updated summary plan description. The Plan Administrator may make a reasonable charge for copies.

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C.	The law provides that eligible employees cannot be fired or discriminated against to prevent them from attaining a benefit under the Plan or for exercising their rights under ERISA. If an eligible employee’s claim for a benefit under the Plan is denied in whole or in part, the eligible employee must receive a written explanation of the reason for the denial. The eligible employee has the right to have his or her claim reviewed and reconsidered, as described above.

D.	Under ERISA, eligible employees can take certain steps to enforce the rights described above. For example, if an eligible employee requests Plan materials, he or she must receive them within 30 days. However, if the materials have not been received after about 20 days, he or she should check with the Plan Administrator to see if there are any problems with the request. Then, if he or she has not received the materials within 30 days of request, an eligible employee can file suit in federal court. The court can require the Plan Administrator to provide the materials and pay up to $110 for each day of delay until the eligible employee receives the materials, unless they were not sent because of reasons beyond the control of the Plan Administrator. If an eligible employee has a claim for benefits, which is denied or ignored, in whole or in part, he or she may file suit in state or federal court, or ask the U.S. Department of Labor for help. If an eligible employee is being discriminated against for exercising his or her protected rights under ERISA, he or she can get assistance from the U.S. Department of Labor or file suit in federal court. Any time an eligible employee sues, the court will decide who should pay court costs and legal fees. If the eligible employee wins, the court may order the person he or she sued to pay these costs and fees. If he or she loses, the court may order the eligible employee to pay these costs and fees, for example, if it finds that the eligible employee’s claim is frivolous.

E.	In addition to creating rights for eligible employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have certain duties to act prudently and in the interest of eligible employees.

F.	If an eligible employee has any questions about the Plan, the eligible employee should contact the Plan Administrator. If an eligible employee has any questions about the eligible employee’s rights under ERISA, the eligible employee should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.

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VIII.	Important Names, Addresses and Other Information.

Plan Sponsor:	RoomStore, Inc 12501 Patterson Ave Richmond, VA 23238 804 784-7600

Plan Administrator:	RoomStore, Inc 12501 Patterson Ave Richmond, VA 23238 804 784-7600

Employer Identification Number:	54-1832498

Plan Number:	544

Type of Plan and Funding of Plan:	Benefits under this welfare benefit plan are provided solely by the Company from its general assets to provide severance payments to eligible participants. Benefits under the Plan are not funded through a trust or any other funding medium.

Agent for Service of Legal Process:	Legal process may be served on the Plan Sponsor or the Plan Administrator.

Plan Year:	March 1 through February 28/29

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IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 21 day of September 2005.

RoomStore, Inc.

By:	/s/ Curtis C. Kimbrell, III
Name:	Curtis C. Kimbrell, III
Title:	President and CEO

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